UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 5, 2018
GENOCEA BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36289	51-0596811
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Cambridge Discovery Park 100 Acorn Park Drive, 5th Floor Cambridge, MA (Address of principal executive offices)		02140 (Zip Code)
(Registrant’s telephone number, including area code): (617) 876-8191
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (230.405 of this chapter) or Rule 12b-2of the Securities Exchange Act of 1934 (§ 240 12b-2 of this chapter).

Emerging Growth Company ☒

If an emerging growth company, indicate by a check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 8, 2018, the Board elected Ali Behbahani, M.D. age 41, to the Board of Directors (the “Board”) of Genocea Biosciences, Inc. (the “Company”) as a director, effective February 8, 2018. Dr. Behbahani will be a Class I director of the Company and will be nominated for re-election at the annual meeting of the stockholders of the Company to be held in 2018.

Dr. Behbahani is currently a partner in the healthcare group at New Enterprise Associates (“NEA”). NEA was a lead investor in Genocea’s concurrent $55 million public offerings that were consummated in January 2018, making a total investment of $25 million to purchase a total of 25 million shares of the Company’s common stock and 25 million Class A warrants to purchase up to 12.5 million shares of the Company’s common stock. In connection with the offerings, the Company agreed to elect one representative from NEA to serve on the Board. The Company has no ongoing obligation to continue to nominate NEA’s representative on the Board.

Dr. Behbahani has been at NEA since 2007, where he specializes in investments in the biopharmaceutical, medical device, specialty pharmaceutical, and healthcare services sectors. Prior to joining NEA, he worked as an intern and later as a consultant in business development at The Medicines Company. He previously held positions as a Venture Associate at Morgan Stanley Venture Partners and as a Healthcare Investment Banking Analyst at Lehman Brothers. Dr. Behbahani conducted basic science research in the fields of viral fusion inhibition and structural proteomics at the National Institutes of Health and at Duke University. He concurrently earned his M.D. from The University of Pennsylvania School of Medicine and his M.B.A. from The University of Pennsylvania Wharton School, where he graduated with Honors and was a Palmer Scholar. He graduated summa cum laude and received his bachelor’s degrees with distinction in Biomedical Engineering, Electrical Engineering, and Chemistry from Duke University.

Dr. Behbahani will receive compensation from the Company for his service as a director in accordance with the Company’s non-employee director compensation policy, including an annual director fee of $35,000. Pursuant to the Company’s non-employee director compensation policy and its 2014 Equity Incentive Plan and non-qualified stock option award agreement, Dr. Behbahani received an award of stock options to purchase 25,000 shares of the Company’s common stock on February 8, 2018.

In accordance with the Company’s customary practice, the Company has entered into an indemnification agreement with Dr. Behbahani, which requires the Company to indemnify him against certain liabilities that may arise in connection with his status or service as a director. The indemnification agreement also provides for an advancement of expenses incurred by Dr. Behbahani in connection with any proceeding relating to his status as a director. The foregoing description is qualified in its entirety by the full text of the form of indemnification agreement, which was filed with the Securities and Exchange Commission (the “SEC”) as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (Registration No. 333-197247), and which is incorporated herein by reference.

Other than as described above, there is no arrangement or understanding between Dr. Behbahani and any other person pursuant to which Dr. Behbahani was selected as a director. Other than as described above, there are no transactions involving Dr. Behbahani requiring disclosure under Item 404(a) of Regulation S-K of the SEC.

A press release announcing Dr. Behbahani’s election to the Board is filed as Exhibit 99.1 hereto.

Item 8.01 Other Events.

On February 5, 2018, Genocea Biosciences, Inc. (the “Company”) received a letter (the “Letter”) from The Nasdaq Stock Market (“Nasdaq”) notifying the Company that it has regained compliance with Nasdaq’s Listing Rule 5450(b)(2)(A) (the “Rule”).

As previously disclosed in its Current Report on Form 8-K filed on December 1, 2017, on November 28, 2017, the Company received a notice (the “Notice”) from Nasdaq stating that, because the Company did not maintain a minimum market value of listed securities (“MVLS”) of $50,000,000 or greater over the prior 10 consecutive business days, the Company was not in compliance with the Rule. The Company had a period of 180 days, or until May 29, 2018, to regain compliance with the minimum MVLS listing requirement in accordance with the Rule.

The Letter noted that because the Company’s MVLS has been $50,000,000 or greater over the prior 10 consecutive business days, from January 19, 2018 to February 2, 2018, the Company has regained compliance with the Rule. As a result, Nasdaq considers the matter closed.

Item 9.01	Financial Statements and Exhibits.

99.1	Press Release of Genocea Biosciences, Inc. dated February 12, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENOCEA BIOSCIENCES, INC.

By:	/s/ Jonathan Poole
Jonathan Poole Chief Financial Officer

Date: February 12, 2018